Exhibit 99
MORTGAGE AND OTHER NOTES PAYABLE (a)
INCLUDING WEIGHTED AVERAGE INTEREST RATES AT SEPTEMBER 30, 2010
(in millions of dollars, amounts may not add due to rounding)

				Beneficial	Effective		LIBOR
		100%		Interest	Rate		Rate	Principal Amortization and Debt Maturities
		9/30/10		9/30/10	9/30/10	(b)	Spread	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	Total
Consolidated Fixed Rate Debt:
Beverly Center		324.2		324.2	5.28%			1.5	6.0	6.3	6.6	303.8							324.2
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%									140.0					140.0
Great Lakes Crossing Outlets		133.0		133.0	5.25%			0.7	3.0	3.2	126.0								133.0
Northlake Mall		215.5		215.5	5.41%									215.5					215.5
Regency Square (c)		73.2		73.2	6.75%			0.4	72.8	(c)									73.2
Stony Point Fashion Park		105.9		105.9	6.24%			0.5	1.9	2.0	2.1	99.5							105.9
The Mall at Partridge Creek		82.4		82.4	6.15%			0.2	0.9	1.0	1.1	1.1	1.2	1.3	1.4	1.4	1.5	71.2	82.4
The Mall at Short Hills		540.0		540.0	5.47%								540.0						540.0
The Mall at Wellington Green	90.00%	200.0		180.0	5.44%								180.0						180.0
The Pier Shops at Caesars	77.50%	135.0	(d)	104.6	10.01%	(d)		104.6	(d)										104.6
Total Consolidated Fixed		2,089.1		1,898.7				107.9	84.6	12.4	135.9	404.5	721.2	356.8	1.4	1.4	1.5	71.2	1,898.7
Weighted Rate		5.79%		5.77%				9.88%	6.57%	5.49%	5.27%	5.52%	5.46%	5.35%	6.15%	6.15%	6.15%	6.15%

Consolidated Floating Rate Debt:
International Plaza	50.10%	325.0		162.8	5.01%	(e)			162.8	(f)									162.8
MacArthur Center	95.00%	131.0		124.5	4.99%	(g)				0.4	1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8	124.5
TRG Revolving Credit		22.7		22.7	1.23%	(h)			22.7										22.7
TRG $550M Revolving Credit Facility:
Dolphin Mall (j)		10.0		10.0	0.96%	(i)	0.70%		10.0	(k)									10.0
Fairlane Town Center (j)		80.0		80.0	0.96%	(i)	0.70%		80.0	(k)									80.0
Twelve Oaks Mall (j)		0.0		0.0			0.70%		0.0	(k)									0.0
Total Consolidated Floating		568.7		400.0				0.0	275.5	0.4	1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8	400.0
Weighted Rate		4.21%		3.88%				0.00%	3.37%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%

Total Consolidated		2,657.8		2,298.7				107.9	360.1	12.8	137.2	405.9	722.7	358.4	3.1	3.3	3.5	184.0	2,298.7
Weighted Rate		5.45%		5.44%				9.88%	4.13%	5.48%	5.27%	5.52%	5.46%	5.34%	5.50%	5.50%	5.50%	5.44%
Joint Ventures Fixed Rate Debt:
Arizona Mills	50.00%	174.7		87.3	5.76%			0.3	1.1	1.1	1.2	1.3	1.4	1.4	1.5	1.6	1.7	74.7	87.3
The Mall at Millenia	50.00%	203.3		101.6	5.46%			0.4	1.6	1.6	98.1								101.6
Sunvalley	50.00%	119.6		59.8	5.67%			0.3	1.3	58.2									59.8
Waterside Shops	25.00%	165.0		41.3	5.54%									41.3					41.3
Westfarms	78.94%	186.0		146.8	6.10%			0.8	3.1	142.9									146.8
Total Joint Venture Fixed		848.5		436.8				1.7	7.0	203.9	99.3	1.3	1.4	42.7	1.5	1.6	1.7	74.7	436.8
Weighted Rate		5.71%		5.77%				5.83%	5.83%	5.97%	5.46%	5.76%	5.76%	5.55%	5.76%	5.76%	5.76%	5.76%

Joint Ventures Floating Rate Debt:
Fair Oaks	50.00%	250.0		125.0	4.22%	(l)			125.0	(f)									125.0
Taubman Land Associates	50.00%	30.0		15.0	5.95%	(m)				15.0									15.0
Other (n)		0.1		0.0	3.25%			0.0											0.0
Total Joint Venture Floating		280.1		140.0				0.0	125.0	15.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	140.0
Weighted Rate		4.40%		4.40%				3.25%	4.22%	5.95%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Total Joint Venture		1,128.5		576.8				1.7	132.0	218.9	99.3	1.3	1.4	42.7	1.5	1.6	1.7	74.7	576.8
Weighted Rate		5.38%		5.44%				5.81%	4.31%	5.97%	5.46%	5.76%	5.76%	5.55%	5.76%	5.76%	5.76%	5.76%

TRG Beneficial Interest Totals
Fixed Rate Debt		2,937.6		2,335.6				109.6	91.7	216.3	235.1	405.8	722.6	399.4	2.9	3.1	3.3	146.0	2,335.6
		5.77%		5.77%				9.28%	6.52%	5.94%	5.35%	5.52%	5.46%	5.37%	5.94%	5.94%	5.94%	5.95%
Floating Rate Debt		848.7		540.0				0.0	400.5	15.4	1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8	540.0
		4.28%		4.01%				3.25%	3.64%	5.92%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%
Total		3,786.3		2,875.5				109.6	492.2	231.7	236.4	407.2	724.1	401.0	4.6	4.9	5.2	258.7	2,875.5
		5.43%		5.44%				9.81%	4.17%	5.94%	5.35%	5.52%	5.46%	5.37%	5.59%	5.59%	5.58%	5.53%

				Average Maturity Fixed Debt				4
				Average Maturity Total Debt				4

(a)				All debt is secured and non-recourse to TRG unless otherwise indicated.
(b)
Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.

(c)
The Company has announced that it will discontinue financial support of Regency Square. As a result the Company is in discussions with the lender about the center's future ownership. The Company expects to accrue a default rate of interest on the loan of 10.75% beginning late in the fourth quarter of 2010.

(d)				The Pier Shops' loan is in default. As of December 2009, interest accrues at the default rate of 10.01% rather than the original stated rate of 6.01%.
(e)				Debt is swapped to an effective rate of 5.01% until maturity January 1, 2011. If the loan is extended, the rate would float at LIBOR + 1.15%.
(f)	Two one year extension options available.
(g)				Debt is swapped to an effective rate of 4.99% until maturity.
(h)				Rate floats daily. Letters of credit totaling $4.3 million are also outstanding on facility.
(i)				The debt is floating month to month at LIBOR plus spread.
(j)				TRG revolving credit facility of $550 million. Dolphin, Fairlane and Twelve Oaks are the direct borrowers under this facility. Debt is guaranteed by TRG.
(k)	One year extension option available.
(l)				Debt is swapped to an effective rate of 4.22% until maturity April 1, 2011. If the loan is extended, the rate would float at LIBOR + 1.40%.
(m)				Debt is swapped to an effective rate of 5.95% until maturity.
(n) Debt is unsecured.